      							OMB Number			3235-0104
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			U.S. SECURITIES AND EXCHANGE COMMISSION
					Washington, D. C. 20549
						   FORM 3
			INITIAL STATEMENT OF BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	Murrey Trust UTA August 5, 1993, as amended
	(Last)		(First)			(Middle)
	c/o US Bank, 5580 Pacific Highway, Suite A, Fife, WA  98424

2.	Date of Event Requiring Statement (Month/Day/Year) January 19, 1999

3.	IRS or Social Security Number of Reporting Person (Voluntary) ________

4.	Issuer Name and Ticker or Trading Symbol:
	Waste Connections, Inc. (WCNX)

5.	Relationship of reporting person to issuer
	(Check all applicable)

	XX  Director (Wilcox)	XX  10% Owner

	XX  Officer (give		___ Other (specify
         title below)		    below)
	Vice President - Finance - Northern Washington Division (Wilcox)

6.	If Amendment, Date of Original (Month/Day/Year)  ___________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	____ Form filed by one Reporting Person

	XX   Form filed by More than One Reporting Person

FORM 3 (continued)						Page 2 of 4 Pages

Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security:  Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	1,949,997(1); 144,942(2)

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5):  D

4.	Nature of Indirect Beneficial Ownership (Instr. 5):  N/A

___________________________________________________________________________


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.	(Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).						SEC 1473 (7-96)





(1)	These securities are owned solely by Murrey Trust.

(2)	These securities are owned solely by Irmgard R. Wilcox.

FORM 3 (continued)							Page 3 of 4 Pages

Table II -	Derivative Securities Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security
___________________________________________

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title ________________________	Amount or Number of Shares	__________

4.	Conversion or Exercise Price of Derivative Security 	_______________

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)			____________________

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
	______________________________________________________________________

Explanation of Responses:

						MURREY TRUST UTA AUGUST 5, 1993, AS AMENDED


						By: 	/s/ Irmgard R. Wilcox, Trustee 1/26/99
							Irmgard R. Wilcox, Trustee
							**Signature of Reporting Person   Date




**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 3 (continued)							Page 4 of 4 Pages


Joint Filer Information


Name:  Irmgard R. Wilcox

Address:  4622 70 Avenue East, Puyallup, Washington  98371

Designated filer:  Murrey Trust UTA August 5, 1993, as amended

Issuer and ticker symbol:  Waste Connections, Inc. (WCNX)

Date of event requiring statement:  January 19, 1999



Signature:		/s/ Irmgard R. Wilcox
			Irmgard R. Wilcox




CSR/5119/027/1026323